Exhibit 2.2

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is entered into as of this August 31, 2003 (the "Agreement"), by and between Kingdom Ventures, Inc., a Nevada corporation (the "Company"), and Dr. Timothy E. Clinton, an individual, an individual resident of the State of Virginia ("Consultant"). The Company and Consultant are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

                                   WITNESSETH:

         WHEREAS, the Company desires that Consultant provide the Company with consulting services relating to certain matters pertaining to the Company Business (as herein defined); and

         WHEREAS, Consultant wishes to provide the Company with consulting services relating to such matters;

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows:

1. Consultant. The Company hereby engages Consultant to serve the Company in the capacity of a consultant.

2. Consulting Services. The Consultant shall perform such services and expertise beyond the scope of the Consultant's obligations under that certain Employment Agreement (the "Employment Agreement") dated as of August 31, 2003 by and among Consultant Company, and AACC Acquisition Corporation, Inc. ("AACC"), relating to the development of additional businesses, expansion of existing businesses, identification of potential acquisition targets, integration of new or existing businesses into the Company, recruitment of directors and employees, and other matters, consistent with the foregoing, from time to time identified by the Board of Directors to the Consultant (the "Company Business").

3. Consulting Fee. The Company and Consultant agree that Consultant shall not be required to devote a minimum number of hours in the performance of the consulting services and that the consulting services required hereby are beyond the scope and in addition to any obligations of the Consultant arising from any other relationship between the Company and the Consultant. Consultant shall provide services to the Company at such times and places as the Board of Directors shall reasonably request. In consideration of the services to be rendered hereunder by Consultant, the Company shall:

         a. Immediately upon the execution of this Agreement by the parties hereto, pay to the Consultant the sum of $100,000 in immediately available funds; and

         b. Pay to the Consultant the sum of $400,000 in eight (8) payments of $50,000 each commencing on September 15, 2003 and continuing on the 15th day of each month thereafter until and including April 15, 2004; and

         c. Pay to the Consultant the sum of $750,000 in forty-two (42) payments of $17,857 each commencing on May 15, 2004 and continuing on the 15th day of each month thereafter until and including October 15, 2007.

4. Expenses. The Company will reimburse the Consultant for all expenses incurred in connection with the rendering of services under this Agreement. Consultant agrees that all expenses that he incurs must be evidenced by receipts or vouchers and that he will comply with all reimbursement policies or procedures of the Company. In the event that travel is required in any of the services rendered by Consultant hereunder, the Company shall reimburse Consultant for air and auto travel expenses, hotel accommodations, meals, taxis and/or rental cars and such other related miscellaneous expenses, provided such expenses are reasonable and evidenced by receipts or vouchers.

5. Term. The term of this Agreement shall commence on the execution date hereof and end August 31, 2006 or, if earlier, the termination of the Employment Agreement. Notwithstanding the termination of this Agreement, Section 3, and the Company's payment obligation thereunder shall be absolute and not subject to any claims, offsets or defenses, whether based upon any breach by Consultant of any terms or conditions of this Agreement or otherwise, and Sections 9 through 18 shall continue to survive termination of this Agreement.

6. Notice. Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and
(a) personally delivered or, (b) sent by certified or registered mail, return receipt requested, postage prepaid or, (c) sent by nationally recognized overnight delivery service, with delivery confirmed, or (d) telefaxed or telecopied, with receipt confirmed, addressed as follows:

         If to Consultant: Dr. Timothy E. Clinton
                           1639 Rustic Village Road
                           Forest, Virginia 24551
                           Fax:

         If to Company:    Kingdom Ventures, Inc.
                           Attn: Gene Jackson
                           1045 Stephanie Way
                           Minden, Nevada 89423
                           Fax: (775) 267-2661

or to such other address or addresses as shall be furnished in writing by any Party to the other Party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three days after when delivered during business hours to said overnight delivery service, properly addressed and prior to such delivery service's cut off time for next day delivery, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending Party has actual knowledge that a Notice was not received by the intended recipient.



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


8. Additional Covenants and Agreements. In addition to his other obligations under this Agreement, Consultant expressly agrees that he shall owe the same obligations to the Company under this Agreement as he owes to AACC pursuant to
Section 3.01 and Section 3.05 of the Employment Agreement.  The terms of Section
3.01 and Section 3.05 of the Employment Agreement are incorporated herein by this reference as if fully set forth in this Agreement, save that the terms "Employer," as used therein, shall mean herein, the Company. The Company acknowledges and agrees that Consultant shall be free (a) to undertake, engage in, and participate in, the Outside Activities (as defined in the Employment Agreement) and (b) to utilize Employer Confidential Information in connection with the Outside Activities, provided that Consultant complies with all of his obligations under the Employment Agreement to AACC with respect to the Outside Activities.

9. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Virginia. All disputes, controversies or differences which may arise out of, in relation to, or in connection with this Agreement or the breach thereof shall, unless settled by mutual consultation in good faith, be finally settled in the state courts of Virginia or federal courts of the Western District of Virginia. Each Party reserves the right to pursue injunctive relief or other equitable remedies in a court of competent jurisdiction in connection with any breach of the terms of this Agreement.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11. Assignment. This Agreement may not be assigned by Consultant. Neither Consultant, his spouse nor their estates shall have any right to encumber or dispose of any right to receive payments hereunder, it being understood that such payments and the right thereto are nonassignable and nontransferable. The foregoing notwithstanding, in the event that Consultant dies or becomes disabled during the term of this Agreement, all of the payments under Section 3 shall be made to the Consultant's estate or personal representatives. The Company may assign its rights, duties, and obligations under this Agreement to an affiliate, provided that such affiliate expressly assumes of all of the Company's obligations under this Agreement, including without limitation, the Company's payment obligations pursuant to Section 3 above. The Company agrees to, and does hereby, guarantee full payment of all payments owing to Consultant under this Agreement, notwithstanding an assignment of this Agreement to an affiliate. In the event of an assignment of this Agreement by the Company to an affiliate in compliance with this Section 11, such affiliate shall be entitled to enforce all of Company's rights, titles and interests herein, and, subject to the preceding sentence of this Section 11, the Company shall be released from all duties and obligations hereunder from and after the date of such assignment

12. Binding Effect. Subject to the provisions of Section 11 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, Consultant's heirs and personal representatives, and the successors and assigns of the Company.



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

13. Independent Contractor. Nothing herein shall be construed or deemed to create a joint venture, contract of employment or partnership. It is agreed and understood between the Parties hereto that Consultant is an independent contractor and is not an employee of the Company hereunder. Consultant will be solely responsible for payment of all taxes due or which may become due on monies paid by the Company to Consultant hereunder, specifically including but not limited to income tax (withholding) and FICA. Consultant shall not be entitled to corporate benefits of the Company provided to its employees so long as this Agreement remains in effect. Under no circumstances will either Party act or attempt to act, or represent itself, as an agent of the other Party without prior written authorization, or enter into any contract on behalf of the other Party.

14. Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15. No Waiver. Failure by either Party hereto to enforce at any time or for any period of time any provision or right hereunder shall not constitute a waiver of such provision or of the right of such Party thereafter to enforce each and every such provision.

16. Force Majeure. Either Party will be excused for delays in performance under this Agreement if their inability to perform punctually is caused by force majeure. Force majeure as used herein shall mean, cover and include the following: acts of God, strikes, lock-outs, industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, wash-outs, tornadoes, hurricanes, windstorms, arrest and restraint of rulers and people, civil disturbances, boycotts, explosions, breakage or accident to machinery or equipment, and any other causes similar to those above, which are not within the reasonable control of the Party claiming force majeure, and which by the exercise of due diligence such Party is unable to overcome.

17. Drafting. Both Parties hereto acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either Party hereto because one is deemed to be the author thereof.

18. No Violation of Applicable Laws. Consultant agrees not to engage in any conduct which would constitute a violation of any Federal law of the United States or any international law including but not limited to the Anti-Bribery and Books and Records Provisions of The Foreign Corrupt Practices Act 15 U.S.C. ss.ss. 78m, 78dd, and 78ff. Consultant further agrees that in the course of fulfilling his duties under this Agreement, he will not to engage in any conduct which would violate or contradict any state or local law.



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


         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, to be effective as of the date first set forth above.


                                     COMPANY:
                                     KINGDOM VENTURES, INC.


                                     By: __________________________
                                         Gene Jackson, President



                                     CONSULTANT:
                                     DR. TIMOTHY E. CLINTON


                                     -----------------------------




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